Exhibit 99.1

News release: IMMEDIATE RELEASE

JPMORGAN CHASE TO INCREASE QUARTERLY COMMON STOCK DIVIDEND

TO $0.30 PER SHARE

BOARD AUTHORIZES $15 BILLION EQUITY REPURCHASE PROGRAM

March 13, 2012 - NEW YORK - JPMorgan Chase & Co. (NYSE: JPM) today announced the following actions taken by its Board of Directors:

•

Declared a quarterly dividend of $0.30 per share on the corporation’s common stock, an increase of $0.05 per share. The dividend is payable on April 30, 2012 to stockholders of record at the close of business on April 5, 2012

•	Authorized a new $15 billion equity repurchase program, of which up to $12 billion is approved for 2012 and up to an additional $3 billion is approved through the end of the first quarter of 2013

Remarking on the dividend action and repurchase authorization, Jamie Dimon, Chairman and CEO, said, “We are pleased to be in a position to increase our dividend and to establish a new equity repurchase program. We expect to generate significant capital and deploy that capital to the benefit of our shareholders. JPMorgan Chase continues to invest in our substantial organic growth opportunities as our top priority and best use of capital. We expect to repurchase, at a minimum, approximately the same amount of shares that we issue for employee stock-based incentive awards. Beyond this, we intend to repurchase equity only when we are generating capital in excess of what we need to fund our organic growth and when we think it provides excellent value to our existing shareholders.”

The Federal Reserve has informed the Firm that it completed its 2012 Comprehensive Capital Analysis and Review (“CCAR”) and that it did not object to the Firm’s proposed capital distributions submitted pursuant to CCAR.

The timing and exact amount of common stock and warrant purchases will be consistent with the Firm’s capital plan and will depend on various factors, including market conditions, the Firm’s capital position, internal capital generation, and organic investment opportunities. The new repurchase program does not include specific price targets, may be executed through open market purchases or privately negotiated transactions, including utilizing Rule 10b5-1 programs, and may be suspended at any time. The equity repurchase program replaces the prior $15 billion program that had approximately $6.05 billion of remaining authorization.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.3 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investor Contact: Sarah Youngwood (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438